Exhibit 99.2

Organetix Signs Definitive Agreement to Acquire Privately Held Cellullar Firm ADAO Telecom, Inc.

COMPANY AMICABLY TERMINATES LETTER OF INTENT WITH VOLIUS, INC.

Raleigh, North Carolina (01/25/06)—Organetix, Inc. (OTCBB:  OGTX) has today announced the execution of a definitive agreement to acquire Florida based privately held ADAO Telecom, Inc. (the “Company” or “ADAO”).  ADAO Telecom, Inc. is a telephony engineering and design firm specializing in the development of cellular technologies that target the low-end user market segment.  The Company's global commercialization strategy focuses on large retail based orders aimed at capturing significant market share in a fast growing niche within the industry.  The Company expects to complete its proprietary prototype within 120 days at an approximate cost of $300,000 and anticipates the commencement of commercialization by 4th calendar quarter 2007.  The Company has released the following estimates of revenue & EBITDA projections through calendar year 2009:

YEAR	REVENUE(est)	EBITDA (est)

2007 (Q4 only)	$10,330,000	- ($1,030,000)
2008 (Full Year)	$61,925,000	$10,975,000
2009 (Full Year)	$92,600,000	$24,300,000
These above figures are estimates based on current information available to management. As the Company is a start-up operation and has no revenue to date, the actual results could differ materially.  In addition the Company anticipates the requirement of additional funding to reach the stage of commercialization.  This should occur sometime subsequent to the completion of the prototype and will be disclosed to shareholders in a timely manner.

In anticipation of the above reference transaction, we terminated our Letter of Intent to merge with Volius, Inc., on Thursday January 18, 2007. However, we wish Volius, Inc. success in its future business initiatives.

Commenting of the ADAO transaction, Organetix CEO Dr. David Hostelley stated, "We are pleased to acquire ADAO and believe that the Company has positioned itself for significant growth in a large niche market.  Management believes that the ADAO business represents a better opportunity for our shareholders than that of Volius, Inc.  At the closing of the transaction the management of privately held ADAO Telecom will assume the officer and director positions of Organetix ("the Shell Company")."

The closing of the acquisition of ADAO by Organetix, is conditioned (amongst other things) upon the successful completion by ADAO of its proprietary cellular prototype and audited financials as required by the Securities and Exchange Commission.  The combined Company will formally change its name to ADAO Wireless, Inc. and anticipates a symbol change to better reflect the change in business model.  Closing is expected as early as 2nd calendar quarter of 2007.

ADAO Chief Executive Ed Holmes, expressed "We are very excited about this transaction and our ability to raise capital from the public markets.  We believe our business model is sound and we will work hard towards achieving our business objectives and creating shareholder value.  Our management team has great experience in both engineering electronic devices and marketing products to the cellular sector.  We have a significant market opportunity ahead of us and we look forward to capitalizing on it in the short, intermediate, and long terms."

ABOUT ADAO

ADAO Telecom, Inc. is a telephony engineering and design firm specializing in the development of cellular technologies that target the low end user market.  The Company's global commercialization strategy focuses on large retail based orders aimed at capturing significant market share in a fast growing niche within the industry.  For more information please visit the Corporate website:  www.adaotele.com

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed acquisition and other forward-looking terminology such as ``may,'' ``expects,'' ``believes,'' ``anticipates,'' ``intends,'' ``projects'' or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

CONTACT

Mr. Antonio Treminio
Investor Relations

tel.  (212) 315 9705